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                                  EXHIBIT 21
                        SUBSIDIARIES OF THE REGISTRANT:
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                                            PERCENTAGE OF       COUNTRY
NAME                                          OWNERSHIP     OF INCORPORATION
----                                        -------------   ----------------

Template Software S.A.                          100%            France

Milestone Software GMBH                         100%            Germany

Template Software Holding GMBH                  100%            Germany

template software geschaftsfuhrungs gmbh        100%            Germany

Milestone Software G.M.B.H.                      44%            Austria

Milestone Software AG                            20%            Switzerland

Template Software, UK Limited                   100%            England

Template Software Limited                       100%            England

Template Software de Mexico,                    100%            Mexico
    S.A. de C.V.
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